Exhibit (a)(2)(ii)

SCHEDULE A

SERIES AND CLASSES

As of September 22, 2009

Series	Classes

AQR Diversified Arbitrage Fund	Class I and Class N

AQR Emerging Markets Fund	Class Y, Class I and Class N

AQR Global Equity Fund	Class Y, Class I and Class N

AQR International Equity Fund	Class Y, Class I and Class N

AQR International Small Cap Fund	Class Y, Class I and Class N

AQR Equity Plus Fund	Class I and Class N

AQR Small Cap Core Fund	Class I and Class N

AQR Small Cap Growth Fund	Class I and Class N

AQR Momentum Fund	Class L

AQR Small Cap Momentum Fund	Class L

AQR International Momentum Fund	Class L

AQR Managed Futures Strategy Fund	Class I and Class N